Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Christopher Ranjitkar
Senior Director, Investor Relations
(617) 796-7651
Tremont Mortgage Trust Announces First Quarter 2020 Results
First Quarter Loan Originations of $36.8 Million
First Quarter Net Income Per Diluted Share of $0.20
First Quarter Core Earnings Per Diluted Share of $0.21
_______________________________________________________________
Newton, MA (May 4, 2020): Tremont Mortgage Trust (Nasdaq: TRMT) today announced financial results for the quarter ended March 31, 2020.
David Blackman, President and Chief Executive Officer of TRMT, made the following statement:
“During the first quarter, we closed two loans totaling $36.8 million, fully committing our investment capital. As a result of the impact from the COVID-19 pandemic on all parts of the economy, we have focused our attention on protecting our existing investments. We have taken proactive measures to preserve our capital, including reducing our quarterly distributions, as previously announced, and by actively engaging with Citibank, the lender under our master repurchase facility. We are also actively engaging with our borrowers to assess the performance of their business plans. Though one borrower whose full recourse loan is secured by a retail property in Coppell, TX failed to make its April 2020 debt service payment resulting in a default, we have executed a loan modification agreement with this borrower and ultimately expect to collect payment on this loan. To date we have collected April debt service from all our other borrowers, do not have any other loans in default and have not received a margin call under our master repurchase facility. While we are not immune to the economic challenges imposed by the COVID-19 pandemic, we are actively managing our investments to minimize the impact.”

Results for the Quarter Ended March 31, 2020:
For the quarter ended March 31, 2020, net income was $1.7 million, or $0.20 per diluted share, compared to net income of $0.6 million, or $0.18 per diluted share, for the same quarter last year. Core Earnings for the quarter ended March 31, 2020 were $1.7 million, or $0.21 per diluted share, compared to Core Earnings of $0.6 million, or $0.20 per diluted share, for the same quarter last year.
For the quarter ended March 31, 2020, TRMT generated interest income of $4.3 million and incurred interest and related expenses of $1.8 million, which resulted in $2.5 million of income from investments, net. For the same quarter last year, TRMT generated interest income of $3.0 million and incurred interest and related expenses of $1.5 million, which resulted in $1.5 million of income from investments, net.
Additional information and a reconciliation of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to Core Earnings, a non-GAAP financial measure, for the quarters ended March 31, 2020 and 2019, appear later in this press release.

Recent Investment Activities:
As previously disclosed, in January 2020, TRMT closed a $14.0 million first mortgage whole loan to refinance the Allentown Garage, a five-story, 1,100-space parking garage totaling 330,800 square feet located in downtown Allentown, PA, at an as is loan to value ratio, or LTV, of approximately 67%. This loan requires the borrower to pay interest at a per annum floating rate of LIBOR plus a premium of 350 basis points. This floating rate loan was fully funded at closing and has a three-year term with two, one-year extension options, subject to the borrower meeting certain conditions.

Also as previously disclosed, in February 2020, TRMT closed a $22.8 million first mortgage whole loan to refinance The Blazer Plaza, a three-building, 513,200 square foot office/lab campus located in Dublin, OH, at an as is LTV of approximately 33%. This loan requires the borrower to pay interest at a per annum floating rate of LIBOR plus a premium of 375 basis points. This floating rate loan includes initial funding of approximately $12.1 million at closing, includes a future funding allowance of $10.7 million for tenant and building improvements and interest reserves and has a two-year term with a one-year extension option, subject to the borrower meeting certain conditions.

As of March 31, 2020, TRMT had approximately $297.0 million in aggregate loan commitments, consisting of a diverse portfolio, geographically and by property type, of 14 first mortgage whole loans. The impact from the COVID-19 pandemic has negatively impacted some of TRMT's borrowers’ business operations or tenants. TRMT expects those negative impacts may continue and may apply to additional borrowers and their tenants. Therefore, certain of TRMT’s borrowers’ business plans will likely take longer to execute than initially expected and certain of TRMT’s borrowers may be unable to pay their debt service obligations owed to TRMT as currently scheduled. All of the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. In addition, TRMT is actively engaging with each of its borrowers to assess the performance of their business plans with respect to underlying assets, among other things.

The borrower under TRMT's loan related to a property located in Coppell, TX requested relief from its debt service obligation owed to TRMT and failed to make its April 2020 debt service payment by the scheduled due date, resulting in a default under the loan agreement. This full recourse loan has an outstanding principal balance of $22,204 which accounts for approximately 8.2% of the aggregate outstanding principal balance of TRMT's loan portfolio. In response to this default, TRMT implemented a cash flow sweep on this borrower's accounts and the loan agreement was modified to increase the interest reserve balance that may be used to make interest payments, if needed, and to waive the default. Before this loan modification and related waiver of default become effective, the borrower is required to pay TRMT rent it collected for April 2020 to fulfill a portion of its debt service obligation. As of May 1, 2020, the borrower has not yet fulfilled this obligation. As of March 31, 2020, TRMT had not recorded an allowance for loan loss with respect to this investment because TRMT believes it is probable that it will ultimately collect all outstanding loan amounts due under this loan.

As of May 1, 2020, all of TRMT's other borrowers have paid their debt service obligations owed to TRMT and none of the other loans included in TRMT's investment portfolio are in default.

Recent Financing Activities:
During the quarter ended March 31, 2020, Citibank, N.A., or Citibank, advanced approximately $30.8 million to TRMT under its master repurchase facility. Of the total amount advanced by Citibank to TRMT, $19.6 million was advanced with respect to the two first mortgage whole loans closed by TRMT during the quarter, which represented approximately 75% of the weighted average aggregate outstanding principal balance of those loans, and $11.2 million was advanced to fund advances made by TRMT to borrowers on its prior loan commitments.
As of March 31, 2020, TRMT had an $196.3 million aggregate outstanding principal balance under its master repurchase agreement with Citibank. In light of the impact of the COVID-19 pandemic, TRMT is actively engaging with Citibank regarding its liquidity position and the status of the loans in its portfolio which are financed under the master repurchase agreement. TRMT's master repurchase agreement is structured with risk mitigation mechanisms including a cash flow sweep which would allow Citibank to control interest payments from borrowers under TRMT’s loans which are financed under the master repurchase agreement, and the ability to accelerate dates of repurchase and institute margin calls which may require TRMT to pay down balances associated with one or more of its loans which are financed under the master repurchase agreement. Citibank has not utilized any such risk mitigation mechanisms to date under the master repurchase agreement.

Distributions:
On February 20, 2020, TRMT paid a quarterly distribution to common shareholders of record as of January 27, 2020 of $0.22 per common share, or $1.8 million.
On March 31, 2020, TRMT announced that, due to the uncertainty and extreme disruption to the U.S. capital markets as a result of the COVID-19 pandemic and its resulting impact on the U.S. economy, TRMT reduced its quarterly distribution rate on its common shares for the first quarter of 2020 to $0.01 per share in order to preserve its capital. This distribution will be paid to TRMT’s common shareholders of record as of the close of business on April 10, 2020, and TRMT expects to pay this distribution on or about May 21, 2020. TRMT’s Board of Trustees will continue to monitor TRMT’s financial performance and economic outlook as the year progresses to determine a prudent level for any subsequent quarterly distributions for 2020 or declare and pay a distribution required to maintain TRMT’s qualification for taxation as a real estate investment trust, or REIT. Depending upon the ultimate distribution requirement in 2020, if any, the reduction of the distribution could preserve up to $5.2 million of capital this year.

Conference Call:
At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, David Blackman, and Chief Financial Officer and Treasurer, Doug Lanois, will host a conference call to discuss TRMT’s first quarter 2020 financial results. The conference call telephone number is (833) 366-1119. Participants calling from outside the United States and Canada should dial (412) 902-6771. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Monday, May 11, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10141362.
A live audio webcast of the conference call will also be available in a listen-only mode on TRMT’s website, which is located at www.trmtreit.com. Participants wanting to access the webcast should visit TRMT’s website about five minutes before the call. The archived webcast will be available for replay on TRMT’s website following the call for about one week. The transcription, recording and retransmission in any way of TRMT’s first quarter conference call are strictly prohibited without the prior written consent of TRMT.
Supplemental Data:
A copy of TRMT’s First Quarter 2020 Supplemental Operating and Financial Data is available for download at TRMT’s website, www.trmtreit.com. TRMT’s website is not incorporated as part of this press release.
TRMT is a real estate finance company that focuses on originating and investing in floating rate first mortgage whole loans secured by middle market and transitional commercial real estate. TRMT is managed by Tremont Realty Advisors LLC, a Securities and Exchange Commission, or SEC, registered investment adviser and an indirect, majority owned subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.
Non-GAAP Financial Measures:
TRMT presents Core Earnings, which is considered a “non-GAAP financial measure” within the meaning of the applicable SEC rules. Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to net income determined in accordance with GAAP or an indication of TRMT’s cash flows from operations determined in accordance with GAAP, a measure of TRMT’s liquidity or operating performance or an indication of funds available for TRMT’s cash needs. In addition, TRMT’s methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures; therefore, TRMT’s reported Core Earnings may not be comparable to the core earnings as reported by other companies.
TRMT believes that Core Earnings provides meaningful information to consider in addition to net income and cash flows from operating activities determined in accordance with GAAP. This measure helps TRMT to evaluate its performance excluding the effects of certain transactions and GAAP adjustments that TRMT believes are not necessarily indicative of TRMT’s current loan portfolio and operations. In addition, Core Earnings is used in determining the amount of base management and incentive fees payable by TRMT to TRMT’s manager under TRMT’s management agreement.
Please see the pages attached hereto for a more detailed statement of TRMT’s operating results and financial condition and for an explanation of TRMT’s calculation of Core Earnings and a reconciliation of net income determined in accordance with GAAP to that amount.

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
INCOME FROM INVESTMENTS:
Interest income from investments	$4,284	$3,000
Less: interest and related expenses	(1,757)	(1,549)
Income from investments, net	2,527	1,451

OTHER EXPENSES:
General and administrative expenses	540	503
Reimbursement of shared services expenses	321	370
Total expenses (1)	861	873

Net income	$1,666	$578

Weighted average common shares outstanding - basic	8,169	3,136
Weighted average common shares outstanding - diluted	8,169	3,142

Net income per common share - basic and diluted	$0.20	$0.18

(1)
TRMT’s manager has waived any base management or incentive fees otherwise due and payable by TRMT under its management agreement through the period ending June 30, 2020. If TRMT's manager had not waived these base management and incentive fees, TRMT would have recognized $320 and $223 of base management fees for the three months ended March 31, 2020 and 2019, respectively, and no incentive fees would have been paid or payable for either of the three months ended March 31, 2020 and 2019.

TREMONT MORTGAGE TRUST
CALCULATION AND RECONCILIATION OF CORE EARNINGS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of Net Income to Core Earnings (1):
Net income	$1,666	$578
Non-cash equity compensation expense	42	35
Core earnings	$1,708	$613

Weighted average common shares outstanding - basic	8,169	3,136
Weighted average common shares outstanding - diluted	8,169	3,142

Core earnings per common share - basic and diluted	$0.21	$0.20

(1)
TRMT calculates Core Earnings as net income, computed in accordance with GAAP, including realized losses not otherwise included in net income determined in accordance with GAAP, and excluding: (a) the incentive fees earned by TRMT’s manager (if any); (b) depreciation and amortization (if any); (c) non-cash equity compensation expense; (d) unrealized gains, losses and other similar non-cash items that are included in net income for the period of the calculation (regardless of whether such items are included in or deducted from net income or in other comprehensive income under GAAP) (if any); and (e) one-time events pursuant to changes in GAAP and certain non-cash items (if any).

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$10,204	$8,732
Restricted cash	3	143
Loans held for investment, net	271,487	242,078
Accrued interest receivable	953	755
Prepaid expenses and other assets	193	221
Total assets	$282,840	$251,929

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued liabilities and deposits	$908	$1,011
Master repurchase facility, net	195,566	164,694
Due to related persons	334	3
Total liabilities	196,808	165,708

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 8,239,226 and 8,239,610 shares issued and outstanding, respectively	82	82
Additional paid in capital	88,909	88,869
Cumulative net income	3,603	1,937
Cumulative distributions	(6,562)	(4,667)
Total shareholders’ equity	86,032	86,221
Total liabilities and shareholders' equity	$282,840	$251,929

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever TRMT uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, TRMT is making forward-looking statements. These forward-looking statements are based upon TRMT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TRMT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TRMT’s control. For example:

•
Mr. Blackman states that TRMT has taken proactive measures to preserve its capital including reducing its quarterly distributions. This statement may imply that TRMT's actions to preserve its capital will preserve sufficient capital to meet cash flow needs going forward. However, the impact of the COVID-19 pandemic is affecting all parts of the economy including TRMT's borrowers who are experiencing the negative impact of the current economic conditions. As a result, TRMT may not have sufficient capital to meet commitments from actions that its lender takes if TRMT's borrowers default or the value of TRMT’s collateral declines below required levels. Mr. Blackman also states that while TRMT is not immune to the economic challenges imposed by the COVID-19 pandemic, it is actively managing its investments to minimize the impact. This statement may imply that TRMT will be able to minimize the impact of the economic challenges imposed by the COVID-19 pandemic. However, these actions may not succeed or, any success they may have, may not prevent TRMT from realizing negative impact resulting from the economic challenges imposed by the COVID-19 pandemic, including with respect to its liquidity and financial results.

•
This press release references TRMT’s active engagement with Citibank, the lender under its master repurchase facility, and TRMT’s borrowers, which may imply that those engagements will enable TRMT to maximize its receipt of interest and principal on its investments and minimize any actions that Citibank may take if TRMT’s borrowers further default or the value of any of the collateral underlying TRMT’s loans declines below prescribed levels. However, these actions may not succeed or, any success they may have, may not prevent TRMT from realizing negative impacts from the current business conditions, including with respect to its liquidity and financial results. Further, despite TRMT’s active engagement with Citibank, Citibank may ultimately determine to utilize one or more of the risk mitigation mechanisms available to it under the master repurchase agreement.

•
This press release states that all the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. However, these mechanisms may not adequately cover the debt service amount and will likely not be able to fully fund the debt service if the tenants’ businesses fail or they default on their debt service obligations owed to TRMT.

•
This press release states that TRMT has reduced its quarterly distribution rate on its common shares for the first quarter of 2020 to $0.01 per share and that the TRMT’s Board of Trustees will continue to monitor TRMT’s financial performance and economic outlook as the year progresses to determine a prudent level for any subsequent quarterly distributions for 2020 or required to maintain TRMT’s qualification for taxation as a REIT. An implication of these statements may be that TRMT will increase its quarterly distributions in a future period. However, TRMT may not resume paying quarterly distributions at historic levels or at amounts greater than the level announced on March 31, 2020 or at all in the near future, and the reduced rate announced on March 31, 2020 may extend for an indefinite period and could be discontinued. Moreover, capital market conditions may not improve or TRMT’s own financial circumstances may change so that it becomes unable or unwilling to increase its quarterly distributions. Also, TRMT’s historical rate of distributions on its common shares may be changed because of changes in TRMT’s earnings, liquidity, financial leverage or other circumstances. TRMT’s distribution rate is set and reset from time to time by its Board of Trustees. The timing, amount, and form of future distributions will be determined at the discretion of TRMT’s Board of Trustees and will depend upon various factors that its Board of Trustees deems relevant, including TRMT’s historical and projected income, its Core Earnings, the then-current and expected needs and availability of cash to pay its obligations and fund its investments, distributions which may be required to be paid to maintain TRMT’s qualification for taxation as a REIT, limitations on distributions contained in TRMT’s financing arrangements and other factors deemed relevant by TRMT’s

Board of Trustees in its discretion. Accordingly, future distribution rates may be increased or decreased and there is no assurance as to the rate at which future distributions will be paid. This press release also states that, depending upon the ultimate distribution requirement for 2020, if any, the reduction in TRMT's quarterly distribution could preserve up to $5.2 million of capital this year. However, the ultimate actual amount preserved may be less than this estimate.

The information contained in TRMT’s filings with the SEC, including under “Risk Factors” in TRMT’s periodic reports, or incorporated therein, identifies other important factors that could cause TRMT’s actual results to differ materially from those stated in or implied by TRMT’s forward-looking statements. TRMT’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, TRMT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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